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Hines Global REIT

Special Distribution of $1.05 per Share to be Paid in Two Cash Payments.

The two cash payments will be allocated in different tax years.

IMPORTANT

As previously announced, the board of directors of Hines Global REIT, Inc. authorized a special distribution to be paid in mid-January 2018 to shareholders of record as of December 30, 2017. Investors received a shareholder letter last week regarding the distribution.

Please be aware of the following key points when discussing with your clients.

- Investors will receive the $1.05 per share special distribution in two separate payments in mid-January; one payment allocated to tax year 2017 and one payment allocated to tax year 2018.
- Allocation of the special distribution is estimated to be $0.59 per share for tax year 2017 and $0.46 per share for tax year 2018. The taxability of all of the 2017 distributions, including the portion of the special distribution allocated to 2017 described above, will be finalized and included in the 1099-DIV which the Company anticipates mailing out to the shareholders in late January.

Please see the 8-K filing for further details.

If you have any questions, please contact your regional Hines Securities representative or call Hines Investor Services at 888.220.6121.

Statements in this communication, including expectations relating to items such as the timing and allocation of distribution payments, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act of 1934, as amended. Such statements are based on current estimations and assumptions that may prove to be inaccurate.

Hines Global REIT is closed to new investors.

FOR INSTITUTIONAL USE ONLY. Not for distribution to the public. Hines Securities, Inc., Member FINRA/SIPC, is the dealer manager. For more information, call 888.446.3773 or visit hinessecurities.com

01/18